Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA RETIRES DEBT THROUGH ISSUANCE OF SHARES AND CASH
TO GUIDANT INVESTMENT CORPORATION
—Transaction Eliminates $12.9 Million of Indebtedness –
REDWOOD CITY, Calif. – November 8, 2006 – Cardica, Inc. (Nasdaq:CRDC) today announced that it has issued 1,432,550 shares of its Common Stock and made a cash payment of $5.7 million to Guidant Investment Corporation, a subsidiary of Guidant Corporation which in turn is wholly owned by Boston Scientific Corporation (NYSE: BSX), thereby converting or repaying all of the principal amount and accrued interest of outstanding indebtedness held by Guidant. The shares were issued at a conversion price of $5.00 per share. The cash payment was comprised of $3.1 million of principal repayment and $2.6 million of accrued interest.
“This transaction represents a favorable resolution of Cardica’s outstanding indebtedness to Guidant. We have eliminated a significant portion of our indebtedness and reduced mounting accrued interest, permitting us to focus more of our financial resources on growing and investing in our anastomosis systems,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc. “With Guidant, we have a major shareholder that has outstanding knowledge about the cardiovascular field and the adoption of medical innovation.”
As of September 30, 2006, Cardica’s long-term loan due to Guidant was $10.25 million and associated accrued interest was $2.6 million. The loan and accrued interest had a scheduled maturity date in August 2008 and would have totaled $14.5 million by that date.
Prior to this transaction, Guidant held approximately 1.14 million shares of Cardica’s outstanding stock, making it Cardica’s largest stockholder. Guidant has not been granted any stockholder rights in connection with the note conversion other than registration rights, nor does it have any right to appoint or otherwise have a designee become a member of Cardica’s board of directors. Before this transaction, Cardica had outstanding approximately 9,815,693 shares of Common Stock and no shares of Preferred Stock.
After the closing of this transaction, Cardica’s only remaining outstanding long-term debt is $3.0 million at 5% interest due in June 2008 to Century Medical, Cardica’s Japanese distributor.
About Cardica, Inc.
Cardica designs and manufactures automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica provides cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure.
Cardica’s C-Port® Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices to facilitate vascular and other surgical procedures. Go to www.cardica.com for more information.
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